                                                                  EXHIBIT (e)(4)

                                    ANNEX B

                    BURNS INTERNATIONAL SERVICES CORPORATION
                           200 SOUTH MICHIGAN AVENUE
                               CHICAGO, IL 60604

                       INFORMATION STATEMENT PURSUANT TO
                    SECTION 14(f) OF THE SECURITIES EXCHANGE
                     ACT OF 1934 AND RULE 14f-1 THEREUNDER

   This Information Statement is being mailed on or about August 7, 2000 as part of the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of Burns International Services Corporation (the "Company"). You are receiving this Information Statement in connection with the possible election of persons designated by Securitas AB, a joint stock company organized under the laws of Sweden ("Parent"), to a majority of the seats on the Board of Directors (the "Board of Directors" or the "Board") of the Company. On August 3, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Parent and Securitas Acquisition Corporation (the "Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Parent, pursuant to which Purchaser is required to commence a tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), including the associated preferred stock purchase rights (the shares of Common Stock and any associated preferred stock purchase rights are referred to in this Information Statement as the "Shares"), at a price per Share of $21.50, net to the seller in cash, upon the terms and conditions set forth in Purchaser's Offer to Purchase dated August 7, 2000 and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer"). Copies of the Offer to Purchase and the Letter of Transmittal have been mailed to stockholders of the Company and are filed as Exhibits (a)(1) and (a)(2), respectively, to the Tender Offer Statement on Schedule TO (as amended from time to time, the "Schedule TO") filed by Parent and Purchaser with the Securities and Exchange Commission (the "Commission") on August 7, 2000. The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares that are owned by Parent, Purchaser, any of their respective subsidiaries, the Company or any of its subsidiaries, and Shares held by stockholders of the Company who did not vote in favor of the Merger Agreement and who comply with all of the relevant provisions of Section 262 of the DGCL) will be converted into the right to receive $21.50 in cash or any greater amount per Share paid pursuant to the Offer.

   The Offer, the Merger, and the Merger Agreement are more fully described in the Schedule 14D-9 to which this Information Statement forms Annex B, which was filed by the Company with the Commission on August 7, 2000 and which is being mailed to stockholders of the Company along with this Information Statement.

   This Information Statement is being mailed to you in accordance with Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder. The information set forth herein supplements certain information set forth in the
Schedule 14D-9. Information set forth herein related to Parent, Purchaser or the Parent Designees (as defined herein) has been provided by Parent. You are urged to read this Information Statement carefully. You are not, however, required to take any action in connection with the matters set forth herein.

   Pursuant to the Merger Agreement, Purchaser commenced the Offer on August 7, 2000. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Friday, September 1, 2000, unless Purchaser extends it.

General

   The Common Stock is the only class of equity securities of the Company outstanding which is entitled to vote at a meeting of the stockholders of the Company. Each holder of a share of Common Stock is entitled to one vote per share. As of the close of business on August 3, 2000, there were 19,948,884 shares of Common Stock outstanding.

Rights to Designate Directors and Parent Designees

   The Merger Agreement provides that, promptly upon the purchase by Purchaser of any of the Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent will be entitled to designate such number of directors of good repute (the "Parent Designees"), rounded up to the nearest whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, representation on the Board of Directors equal to the product of the total number of directors currently on the Board multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent bears to the total number of Shares then outstanding; provided, that Parent shall not be entitled to designate a majority of the directors on the Board of Directors unless it and its affiliates beneficially own a majority of the shares of Common Stock outstanding.

   The Merger Agreement provides that the Company will, upon request of Parent, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable the Parent Designees to be elected to the Board and will use its best efforts to cause the Parent Designees to be so elected. At such time, the Company will also cause (i) each committee of the Board, (ii) if requested by Parent, the board of directors of each of the Company's subsidiaries, and (iii) if requested by Parent, each committee of such board to include directors designated by Parent constituting the same percentage of each such committee or board as the Parent Designees constitute on the Board of Directors.

   Notwithstanding the foregoing, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time, (i) Mr. John Edwardson may continue to serve as a director and (ii) there will be at least three members of the Board who were directors on the date of the Merger Agreement and who are neither officers of the Company nor designees of the Parent.

   The Parent Designees will be selected by Parent from among the individuals listed below. Each of the following individuals has consented to serve as a director of the Company if appointed or elected. None of the Parent Designees currently is a director of, or holds any position with, the Company. Parent has advised the Company that, to the best of Parent's knowledge, except as set forth below, none of the Parent Designees or any of their affiliates beneficially owns any equity securities or rights to acquire any such securities of the Company, nor has any such person been involved in any transaction with the Company or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the Commission other than with respect to transactions between Parent and the Company that have been described in the Schedule TO or the
Schedule 14D-9.

   The name, birth year, present principal occupation or employment and five-year employment history of each of the individuals who may be selected as Parent Designees are set forth below. Unless otherwise indicated, each such individual has held his or her present position as set forth below for the past five years and each occupation refers to employment with Parent. Unless otherwise indicated, each such person is a citizen of Sweden, and the business address of each person listed below is c/o Securitas AB, Lindhagensplan 70, P.O. Box 12307, SE-102 28 Stockholm, Sweden. The information contained in this Information Statement concerning Parent Designees has been furnished to the Company by Parent and its designees. Accordingly, the Company assumes no responsibility for the accuracy or completeness of this information.

Parent Designees

                                   Present Principal Occupation or Employment,
                            Birth                    Material
            Name            Year    Positions Held During the Past Five Years
 -------------------------- ----- ---------------------------------------------
 Thomas F. Berglund........ 1952  Mr. Berglund has been President, Chief
                                  Executive Officer and a member of the board
                                  of directors of Parent since 1993. Mr.
                                  Berglund has been President and a member of
                                  the board of directors of Purchaser since
                                  August 2000.

 Hakan Winberg............. 1956  Mr. Winberg has been Executive Vice President of Parent since 1995 and Chief Financial
                                  Officer of Parent since 1985. Mr. Winberg has
                                  been Executive Vice President and Chief
                                  Financial Officer and a member of the board
                                  of directors of Purchaser since August 2000.

 Don W. Walker............. 1941  Mr. Walker, an American citizen, has been
                                  Executive Vice President and a member of the
                                  board of directors of Purchaser since August
                                  2000. Mr. Walker has been Country Manager USA
                                  for Parent since 1999, and is President of
                                  Pinkerton Holdings, Inc. Prior to 1999, Mr.
                                  Walker was Executive Vice President of
                                  Pinkerton's Inc.

 Mats Walstrom............. 1954  Mr. Walstrom has been Executive Vice
                                  President of Parent since August 2000. Mr.
                                  Walstrom was Executive Vice President of
                                  Gambro AB and Chief Executive Officer and
                                  President of Gambro Healthcare Inc. from 1993
                                  to February 2000. Mr. Walstrom has been a
                                  member of the board of directors of Purchaser
                                  since August 2000.

 Amund Skarholt............ 1948  Mr. Skarholt, a Norwegian citizen, has been
                                  Executive Vice President since 1994. He held
                                  the position of Country Manager at Securitas
                                  A/S from 1991 to 1994.

 Juan Vallejo.............. 1957  Mr. Vallejo is Executive Vice President and
                                  has been employed by Parent since 1990.

 Tore K. Nilsen............ 1956  Mr. Nilsen is Executive Vice President and
                                  has been employed by Parent since 1988.

 Gustaf A.S. Douglas....... 1938  Mr. Douglas has been a member of the board of directors since 1985 and Vice Chairman since
                                  1993. From 1985 to 1992, he was Chairman. He
                                  is also Chairman of the board of directors of
                                  Investment AB Latour, SakI AB, Fagerhult AB
                                  and Stockholm Chamber of Commerce, Vice
                                  Chairman of the board of directors of Swedish
                                  Television, and a board member of Pharmacia &
                                  UpJohn Inc., Assa Abloy AB and Munksjo AB. He
                                  has served as a board member of Skanska AB,
                                  Hasselfors AB, HQ and Oresund AB. His
                                  business address is Forvaltnings AB
                                  Wasatornet, P.O. Box 7031, 10386 Stockholm,
                                  Sweden.

 Philippe Foriel-Destezet.. 1935  Mr. Destezet has been a member of the board of directors since 1998. Additionally, he has been the Chairman of the board of directors of Nescofin UK Ltd since 1998. Mr. Destezet is a French citizen with UK residence, and his business address is 29 Rutland Gate, London SW71PD, U.K.

 B. Anders Frick........... 1945  Mr. Frick has been a member of the board of directors since 1985. He is also a board
                                  member of Expanda AB, Fagerhult AB, Getinge
                                  Industrier AB, Humkgarden Fastigheter AB,
                                  Lifco AB, Nordbanken, Sweco AB and ProstaLund
                                  AB. He has served as the President and CEO of
                                  Arjo AB from 1985 to 1994. His business
                                  address is Chemin de Montlellaz, F-74290
                                  Veyrier du Lac, France.

                                    Present Principal Occupation or Employment,
                             Birth                   Material
            Name             Year    Positions Held During the Past Five Years
 --------------------------- ----- --------------------------------------------
 Rune Lindblad.............. 1947  Mr. Lindblad has been a member of the board of directors since 1995. He is also a
                                   service technician with Securitas Larm AB, a
                                   member of the Swedish electricians' Union.
                                   His business address is Lindhagensplan 70,
                                   Stockholm, Sweden.

 R. L. Berthold Lindqvist... 1938  Mr. Lindqvist has been a member of the board of directors since 1994. He is also Chairman of the board of directors of Munters AB, and a board member of Trelleborg AB, Pharmacia &
                                   Upjohn Inc. AB, PLM AB, Gambro AB, AB Bure,
                                   Modo Paper AB, NovoteK AB and Probi AB. He served as President and CEO of Gambro AB from 1984 to 1998. His business address is Gamlegardsvagen 50, 21620 Malmo, Sweden.

 C. Fredrik O. Palmstierna.. 1946  Mr. Palmstierna has been a member of the board of directors since 1992. From 1985 to 1992, he was deputy member of the board of directors. He is also Chairman of the board of directors of Svenska Tempus AB, and a board member of BPA, Fagerhult AB, Investment AB Latour, Almedahls, and
                                   Hultafors. He is a board member of
                                   Hagstromer & Qviberg. He is also President of SakI AB. His business address is SakI AB,
                                   P.O. Box 7158, 10388 Stockholm, Sweden.

 Melker Y. G. Schorling..... 1947  Mr. Schorling has been Chairman of the board of directors since 1993. From 1987 to 1992,
                                   he was President and CEO. He is Vice
                                   Chairman of Assa Abloy AB, and a board
                                   member of Cardo AB, Hennes & Mauritz AB and
                                   the Federation of Swedish Industries. From
                                   1993 to 1997, he was President and CEO of
                                   Skanska AB and Chairman and Vice Chairman of
                                   Scancem AB. Mr. Schorling also has served as
                                   Chairman of Skanska AB from 1997 to 1998 and
                                   JM Byggands & Fastighets AB from 1993 to
                                   1998.

 Carl F. W. Douglas......... 1965  Mr. Douglas has been a deputy member of the board of directors since 1992. He is
                                   currently an Analyst for the Swedish
                                   Ministry of Defense. He is also a board
                                   member of SakI AB, PM-Luft AB and Specma AB.
                                   His business address is Rydboholm, S-18494
                                   Akersberga, Sweden.

 Bjorn Magne Drewa.......... 1946  Mr. Drewa has been a Field Engineer with
                                   Securitas Bevakning AB since 1979 and a
                                   deputy member of the board of directors of
                                   Parent since 1996. His business address is
                                   Securitas Bevakning AB, P.O. Box 12516,
                                   10229 Stockholm, Sweden.

 Thomas Lind................ 1966  Mr. Lind is local chairman of Securitas
                                   Region Stockholm and a member of the board
                                   of directors of Parent since 2000. He is
                                   also Employee Representative for the Swedish
                                   Transport Workers' Union.

 Magnus Thelander........... 1968  Mr. Thelander is Team Leader of Securitas
                                   Bevakning AB in Malmo and a member of the
                                   board of directors. He has been deputy
                                   director of Parent since 2000.

Stock Ownership

   The following table sets forth, as of August 3, 2000, certain information regarding beneficial ownership of Common Stock by all entities that, to the best knowledge of the Company, beneficially owned more than five percent of the Common Stock. Except as indicated, each entity has sole voting and investment power with respect to such shares.

                                                                         Percent
                                                               Number of   of
Name of Beneficial Owner                                        Shares    class
-------------------------------------------------------------- --------- -------
The Prudential Insurance Company of America(a)................ 1,375,653   6.9%
Cramer Rosenthal McGlynn, LLC(b).............................. 1,012,400   5.1%

--------
(a) Pursuant to a Schedule 13G filed February 7, 2000, The Prudential Insurance Company of America indicated that it had sole power to vote 881,053 shares of Common Stock and sole power to dispose of 881,053 shares of Common Stock and shared power to vote 494,600 shares of Common Stock and shared power to dispose of 494,600 shares of Common Stock. The address for Prudential Insurance Company of America is 751 Broad Street, Newark, NJ 07102.

(b) Pursuant to a Schedule 13G filed March 4, 2000, Cramer Rosenthal McGlynn, LLC indicated that it had shared power to vote 1,012,400 shares of Common Stock and shared power to dispose of 1,012,400 shares of Common Stock. The address of Cramer Rosenthal McGlynn, LLC is 707 Westchester Avenue, White Plains, NY 10604.

   The following table sets forth, as of August 3, 2000, certain information regarding beneficial ownership of Common Stock by the Company's directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

                          Number of  # of Options               Percent
                           Shares   Exercisable as Restricted Outstanding   Total
          Name            Owned(a)   of 8/3/00(b)   Stock(c)   of Shares   Shares
------------------------  --------- -------------- ---------- ----------- ---------
John A. Edwardson.......   176,100      280,122     233,000       3.5       689,222
J. Joe Adorjan(e).......   168,134      646,000           0       4.1       814,134
John D. O'Brien.........   138,617      125,000      21,800       1.4       285,417
James M. Froisland......         0            0      10,000         *        10,000
Timothy M. Wood(e)......    66,235      105,000           0         *       171,235
Robert E.T. Lackey......     1,288       22,000      10,900         *        34,188
James J. Burke, Jr.(d)..   152,486        1,000           0         *       153,486
Albert J. Fitzgibbons
 III....................    30,588        1,000           0         *        31,588
Arthur F. Golden........         0       17,000           0         *        17,000
Nancy E. Kittle.........     5,000       15,500       4,400         *        24,900
Dale W. Lang............    20,000       20,000           0         *        40,000
Terry L. Lengfelder.....     5,000        3,000           0         *         8,000
Robert A. McCabe........    12,000       20,000           0         *        32,000
Andrew McNally IV.......    30,000       17,000           0         *        47,000
James F. McNulty III....     6,982       43,250      10,900         *        61,132
Alexis P. Michas(d).....    62,127        1,000           0         *        63,127
S. Jay Stewart..........     8,500            0           0         *         8,500
All directors and
 executive officers of
 the Company (17
 persons)...............   883,057    1,316,872     291,000      12.5     2,490,929

--------
 *Represents less than one percent
(a)Includes shares for which the named person:
  . has sole voting and investment power,
  . John D. O'Brien's spouse has 1,500 shares and Robert A. McCabe's spouse has 10,000 shares

Excludes shares that:
  .  are restricted stock holdings, or
  .  may be acquired through stock option exercises within 60 days.
(b) Shares that can be acquired through stock option exercises. During 1999, Mr. Adorjan transferred 15,000 stock options to three members of his immediate family.
(c) Shares subject to a vesting schedule, forfeiture risk and/or other restrictions. Includes 153,000 shares for John A. Edwardson awarded subject to forfeiture if certain performance goals are not met.
(d) Includes 68,134 shares for Mr. Burke and 12,775 for Mr. Michas that were acquired from the Merrill Lynch distribution.
(e) Mr. Adorjan resigned as Chairman of the Board effective June 1, 1999 and as Chief Executive Officer and President, effective March 1, 1999. Mr. Wood resigned from his position as Vice President and Chief Financial Officer, effective October 28, 1999.

Board of Directors

   We have divided the Company's Board of Directors into three classes. The following sets forth, as of August 3, 2000, the name, age, principal occupation(s) for the past five years, and other directorships of the members of the Board of Directors.

                     Directors with a term expiring in 2001

            Name             Age     Principal Occupation and Directorships
 --------------------------- --- ----------------------------------------------
 James J. Burke, Jr.........  48 Partner and director of Stonington Partners,
 Director since 1987             Inc., an investment firm ("Stonington"), since
                                 1993; director of Merrill Lynch Capital
                                 Partners ("MLCP"), an investment firm, since
                                 1985 and Vice Chairman of MLCP since 1999. Mr.
                                 Burke was Managing Partner of MLCP from 1993
                                 to 1994 and was President and Chief Executive
                                 Officer of MLCP from 1987 to 1993. Mr. Burke
                                 is also a director of Ann Taylor Stores
                                 Corporation, Education Management Corporation,
                                 Pathmark Stores, Inc., Supermarket General
                                 Holdings Corp. and United Artists Theatre
                                 Circuit, Inc.

 Albert J. Fitzgibbons III..  54 Partner and director of Stonington since 1993
 Director since 1987             and director of MLCP since 1988. Mr.
                                 Fitzgibbons was a Partner of MLCP from 1993 to
                                 1994 and was Executive Vice President of MLCP
                                 from 1988 to 1993. Mr. Fitzgibbons is also a
                                 director of Dictaphone Corporation, Merisel,
                                 Inc. and United Artists Theatre Circuit, Inc.

 Terry L. Lengfelder........  62 Managing Partner of Arthur Andersen LLP from
 Director since 1999             1979 through December 1997. Former Board
                                 Chairman of Andersen Worldwide. Director of
                                 Lanoga Corporation (privately held) from 1999
                                 to present.

 S. Jay Stewart*............  61 Chairman of the Board and Chief Executive
                                 Officer of Morton International, Inc.
                                 ("Morton") from April 1996 to October 1999.
                                 From July 1989 to April 1994, Mr. Stewart was
                                 the President and Chief Operating Officer of
                                 Morton. Mr. Stewart is also a director of
                                 Household International, Inc. and Autoliv,
                                 Inc.

--------
* At the February 14, 2000 Board of Directors meeting, Mr. Stewart was elected as a director, effective April 24, 2000, for a term expiring in 2001.

                     Directors with a term expiring in 2002

        Name         Age         Principal Occupation and Directorships
        ----         ---         --------------------------------------
 John A. Edwardson..  50 Chairman of the Board (since June 1999), Chief
 Director since 1999     Executive Officer and President (since March 1999).
                         Former President from July 1994 to September 1998 and
                         Chief Operating Officer from April 1995 to September
                         1998 of United Airlines, Inc. Former Executive Vice
                         President and Chief Financial Officer from June 1991
                         to July 1994 of Ameritech Corp. Mr. Edwardson is also
                         a director of Household International, Focal
                         Communications Corporation and Loomis, Fargo & Co.

 Robert A. McCabe...  65 Chairman of Pilot Capital Corporation, an investment
 Director since 1993     firm, since 1999. Former President from 1987 to 1999.
                         Mr. McCabe is also a director of Atlantic Bank, Church
                         & Dwight Co., Inc., Thermo Electron Corporation and
                         Thermo Optek, Inc.

 Alexis P. Michas...  42 Managing Partner since 1996 and a director of
 Director since 1987     Stonington since 1993 and a Managing Partner and a
                         director of Stonington Partners, Inc. II, since 1994.
                         Mr. Michas has been a director of MLCP since 1989 and
                         was a Consultant to MLCP from 1994 through 1999. He
                         was also a Managing Director of the Investment Banking
                         Division of Merrill Lynch, Pierce, Fenner & Smith
                         Incorporated from 1991 to 1994. Mr. Michas is also a
                         director of BorgWarner Inc., Dictaphone Corporation,
                         Goss Graphic Systems, Inc. and Packard BioScience
                         Company.

                     Directors with a term expiring in 2003

        Name         Age         Principal Occupation and Directorships
        ----         ---         --------------------------------------
 Arthur F. Golden...  53 Partner of Davis Polk & Wardwell, a law firm, since
 Director since 1996     1978.

 Dale W. Lang.......  67 President of KX Acquisition Corp., an owner and
 Director since 1993     operator of television stations, since 1992. Chairman
                         of Lang Communications, Inc., a magazine publishing
                         company (1989 to 1997). Chairman of Medizine, Inc., a
                         publisher and consumer health provider, since 1996,
                         and Chairman of Aptura Technologies, LCC, an internet
                         company, since 1998.

 Andrew McNally IV..  60 Retired Chairman and Chief Executive Officer of Rand
 Director since 1996     McNally, a publishing and map making company. Mr.
                         McNally was Chairman and Chief Executive Officer from
                         1993 to 1997 and President and Chief Executive Officer
                         from 1978 to 1993 of Rand McNally. Mr. McNally is also
                         a director of Hubbell Incorporated, Morgan Stanley
                         Funds and Reinhold Industries.

 Compensation of Directors

   We do not pay directors who are also officers of the Company additional compensation for their service as directors. In 1999, compensation for non-employee directors included the following:

     .  an annual retainer of $18,000;

     .  $1,000 for each Board meeting attended;

     .  $1,000 for each Board committee meeting attended;

     .  $1,250 for Committee Chairpersons; and

     .  expenses of attending Board and Committee Meetings.

   Since January 2000, annual retainer and Board and Committee meeting fees have been paid quarterly and in arrears.

   Pursuant to the Burns International Services Corporation 1993 Stock Incentive Plan, each non-employee director received options to purchase 10,000 shares of Common Stock having an exercise price equal to the fair market value of the Common Stock, as of November 16, 1993, or, if later, the date such person becomes a director. All such options expire ten years after the date of grant and become exercisable in equal installments on each of the first five anniversary dates of the date of grant, if on such date the optionee is still a director of the Company.

   On February 4, 1997, each non-employee director was granted options to purchase 6,000 shares of Common Stock having an exercise price per share equal to $11.3125, which was the average of the high and low trading prices of the Common Stock on such date. All such options expire ten years after the date of grant and become exercisable in equal installments on each of the first three anniversary dates of the date of grant. Such options become immediately exercisable upon a change in control of the Company or the retirement of the non-employee director from the Company's board.

   In accordance with a non-employee director stock option plan approved by the stockholders, each non-employee director will be granted options to purchase 1,000 shares of Common Stock annually on the third business day after the annual meeting. Such options will have an exercise price per share equal to the average of the high and low trading prices of the Common Stock on such date.

   On April 23, 1999, 1,000 options, having an exercise price per share equal to $16.1875, were granted to each of the non-employee directors. All such options will be immediately exercisable and expire ten years after the date of grant.

   During 1997 the Company amended its existing Directors Stock Appreciation Rights Plan by extending the expiration date of the rights issued thereunder from July 31, 1997 to July 31, 2000. Pursuant to such amendment, the stock appreciation rights of Alexis P. Michas, Albert J. Fitzgibbons III and James J. Burke were stock settled on July 31, 2000. On such date, Messrs. Michas, Fitzgibbons III and Burke received 9,352, 15,588 and 9,352 shares of Common Stock, respectively.

   The Company had a consulting agreement with Mr. Schwarzkopf* pursuant to which he had agreed to provide consulting and advisory services to the Company and its subsidiaries with respect to the development of an overall strategy for the operations of the Company and its subsidiaries and the management, training, motivation and utilization of its physical security personnel. The Company paid Mr. Schwarzkopf a consulting fee of $5,000 per month. The Consulting Agreement expired on April 30, 2000.

   During 1999 and 2000 the Company periodically retained the law firm of Davis Polk & Wardwell, of which Mr. Golden is a partner, to advise the Company on various matters.
--------
* Mr. Schwarzkopf, whose term expired at the 2000 Annual Meeting of Stockholders, held April 24, 2000, chose not to stand for reelection.

   Certain Relationships and Related Transactions

   The Company had a consulting agreement with Mr. Norman H. Schwarzkopf for a fee of $5,000 per month. This agreement expired on April 30, 2000. See Compensation of Directors.

   During 1999 and 2000 the Company periodically retained the law firm of Davis Polk & Wardwell, of which Mr. Golden is a partner, to advise the Company on various matters.

 Meetings of the Board of Directors and Committees

   The Board of Directors held six meetings during 1999. With the exception of Mr. Schwarzkopf, each director attended at least 75% of the meetings of the Board of Directors and any committee they served.

       Name of Committee             General Functions of the          Meetings in
          And Members                       Committee                     1999
 ------------------------------ ---------------------------------      -----------
 Finance and Audit Committee    .  recommend selection of                    5
                                   independent accountants to
                                   conduct the annual audit of
                                   the books and accounts of the
                                   Company;
 Terry L. Lengfelder (Chairman) .  review the proposed scope of such audit and approve the
 James J. Burke, Jr.               audit fees to be paid;
 Arthur F. Golden               .  review the adequacy and
                                   effectiveness of the internal
 Alexis P. Michas                  auditing, accounting and
                                   financial controls of the
                                   Company
 S. Jay Stewart                    with the independent certified
                                   public accountants and the
                                   Company's financial and
                                   accounting staff;
                                .  review the Company's capital
                                   plans;
                                .  advise the Board of Directors
                                   on corporate financial policy
                                   matters;
                                .  review with the independent
                                   accountants and management the
                                   scope and results of audits;
                                   and
                                .  assure that the independent
                                   accountants act independently.
                                .  The Board of Directors adopted
                                   a written charter for the
                                   Audit Committee, a copy of
                                   which is attached as Appendix
                                   A to this Information
                                   Statement.

 Executive Committee            .  exercise all the powers and               1
                                   authority of the Company,
                                   except as limited by Delaware
                                   law.
 John A. Edwardson (Chairman)
 Arthur F. Golden
 Andrew McNally IV
 Alexis P. Michas

 Compensation Committee         .  determine executive                       4
                                   compensation, including base
                                   salary, bonuses and stock
                                   incentives;
 Robert A. McCabe (Chairman)    .  review employee benefit plans
                                   and approve changes to
 Albert J. Fitzgibbons III         executive officer benefit
                                   plans;
                                .  review changes to the
                                   Company's organization
 Dale W. Lang                      structure;
                                .  review the Company's key
 Andrew McNally IV                 executive development and
 Alexis P. Michas                  succession plans; and
                                .  recommend director
                                   compensation and benefits.

                                .  recommend prospective nominees            1
 Nominating Committee              for the Board of
                                   Directors.
 Andrew McNally IV (Chairman)
 Albert J. Fitzgibbons III
 Dale W. Lang
 Robert A. McCabe

 Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers, directors, and greater than 10% stockholders, to file certain reports with respect to beneficial ownership of the Company's equity securities. Based on information provided to the Company by each officer, director, and greater than 10% stockholder, the Company believes all reports required to be filed in 1999 were timely filed.

 Executive Officers

   Set forth below are the names, ages, positions and certain other information concerning the executive officers of the Company as of August 3, 2000.

Name                     Age                    Position With Company
----                     ---                    ---------------------
John A. Edwardson.......  50 Chairman of the Board, President and Chief Executive Officer
John D. O'Brien.........  57 Senior Vice President
James M. Froisland......  49 Vice President and Chief Financial Officer
Robert E. T. Lackey.....  51 Vice President, General Counsel and Corporate Secretary
James F. McNulty........  50 Vice President and President, Total Security Solutions
Nancy E. Kittle.........  47 Vice President, Human Resources

   Mr. Edwardson has been Chairman of the Board since June 1999 and Chief Executive Officer and President since March 1999. Mr. Edwardson was President from 1994 to 1998 and Chief Operating Officer from 1995 to 1998 of United Airlines, Inc. and was Executive Vice President and Chief Financial Officer from 1991 to 1994 of Ameritech Corp. Mr. Edwardson is also a director of Household International and Focal Communications Corporation.

   Mr. O'Brien has been Senior Vice President of the Company since 1993 and was Vice President of the Company from 1987 to 1993. Mr. O'Brien is also President of Burns International Security Services Corporation and a director of Loomis, Fargo & Co.

   Mr. Froisland joined the Company in February 2000 as Vice President and Chief Financial Officer. Prior to that, and starting in 1996, Mr. Froisland was Vice President, Corporate Controller of Anixter International, Inc. He served as Vice President, Corporate Controller for Budget Rent A Car Corporation from 1992 to 1996, and Chief Financial Officer of Allsteel, Inc. from 1990 to 1992.

   Mr. Lackey has been Vice President, General Counsel and Secretary of the Company since 1997 and was Vice President, General Counsel and Secretary of Transamerica Commercial Finance Corp. from 1991 to 1995.

   Mr. McNulty has been President of Burns International Total Security Solutions since 1997, and was Executive Vice President of Burns International Security Services Corporation from 1995 to 1997 and President of Burns International Security Services North Central business unit from 1987 to 1995.

   Ms. Kittle has been Vice President, Human Resources since 1996 and was Senior Vice President, Human Resources for Forte Hotels, Inc. from 1991 to 1995.

 Executive Compensation

   The following table shows the cash and other compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer and the other persons who were serving as executive officers at December 31, 1999 for each of the three years ending December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                        Annual
                                     Compensation                     Long-Term Compensation
                                   ----------------            ---------------------------------------
                                                               Securities
                                                    Restricted Underlying      LTIP       All Other
     Name and Position        Year  Salary   Bonus    Stock    Options(#)   Payouts(b) Compensation(c)
----------------------------  ---- -------- ------- ---------- ----------   ---------- ---------------
John A. Edwardson...........  1999 $625,000 $     0   80,000    546,788(d)   $     0     $  304,841
Chairman, Chief               1998        0       0        0          0            0
Executive Officer and         1997        0       0        0          0            0
President

J. Joe Adorjan(a)...........  1999  675,000       0        0     50,000            0        593,263
Former Chairman, Chief        1998  900,000 500,000        0          0      776,252        463,349
Executive Officer and         1997  900,000 426,667        0    300,000            0        453,022
President

John D. O'Brien.............  1999  357,000       0        0     70,000(d)         0        179,775
Senior Vice President         1998  357,000 247,000        0          0      587,041        166,298
                              1997  325,000 177,333        0     75,000            0        155,888

Timothy M. Wood(f)..........  1999  319,000       0        0     50,000            0      1,349,589
Former Vice President         1998  319,000 223,000        0          0      587,041        132,826
and Chief Financial Officer   1997  290,000 161,000        0     75,000            0        112,782

Robert E.T. Lackey..........  1999  178,750       0        0     30,000(d)         0         49,109
Vice President, General       1998  170,000 144,200        0          0            0         37,794
Counsel and Secretary         1997  114,782  70,560        0     12,000            0         18,333

James F. McNulty III(d)(e)..  1999  248,333       0        0     25,000(d)         0         71,609
Vice President, Sales and     1998        0       0        0          0            0              0
Marketing                     1997        0       0        0          0            0              0

Nancy E. Kittle(d)(e).......  1999  140,416       0        0     17,500(d)         0         48,868
Vice President, Human         1998        0       0        0          0            0              0
Resources                     1997        0       0        0          0            0              0

--------
(a) On April 16, 1995, 177,778 shares of Common Stock were deposited into a Company trust for the benefit of Mr. Adorjan. Such shares were distributed, together with any dividends or other distributions made with respect thereto, in equal installments on each of the first four anniversaries of April 16, 1995. On such anniversary dates, the Company also paid deferred compensation of $250,000 to Mr. Adorjan.
(b) Represents the total value of awards paid out under the performance share plan for 1998 performance. Awards were paid in cash and stock and included
    (i) 22,000 shares for Mr. Adorjan; (ii) 16,637 shares for Mr. O'Brien; and
    (iii) 16,638 shares for Mr. Wood.
(c) During 1999, represents (i) for Mr. Edwardson, $283,566 contributed to an annuity established for his benefit, $17,070 car allowance and $4,205 for club memberships; (ii) for Mr. Adorjan $250,000 of deferred compensation discussed in note (a), $153,318 contributed to an annuity established for his benefit, $159,939 which represents premium on split dollar life insurance policy, $7,192 for use of a private plane and $22,814 car allowance; (iii) for Mr. O'Brien, $118,017 contributed to an annuity established for his benefit and $34,204 credited pursuant to the Company's Retirement Savings Excess Plan (the "Excess Plan"), $21,314 car allowance and $6,240 for club memberships; (iv) for Mr. Wood, $105,098 contributed to an annuity established for his benefit, $15,594 credited pursuant to the Excess Plan, $1,199,757 severance payments in accordance with his Employment Agreement, $17,779 car allowance, $7,141 for financial counseling and $4,220 for club memberships; (v) for Mr. Lackey, $41,249 contributed to an annuity established for his benefit and $7,860 car allowance; (vi) for Mr. McNulty, $54,209 contributed to an annuity established for his benefit, $12,000 car allowance and $5,400 for club memberships; and (viii) for Ms. Kittle, $27,581 contributed to an annuity established for her benefit, $13,427 for relocation expenses and $7,860 car allowance. During 1998 and 1997, represents amounts contributed by the Company for the named executive officers to annuities established for their benefit, credits made pursuant to the Excess Plan, deferred compensation discussed in note (a), the value of the benefit of a split dollar life insurance policy for Mr. Adorjan, and certain corrections for additional sums related to car allowance, financial counseling and other perquisites.
(d) Includes options received in lieu of bonus for performance in 1999.
(e) Ms. Kittle first became a named executive officer in 1999 and Mr. McNulty on February 14, 2000.
(f) Mr. Wood resigned as Vice President and Chief Financial Officer on October 28, 1999.

 Stock Options

   During 1999, the following named executive officers received stock options:

                                                                                 Potential realizable
                                                                                       value at
                                                                                 assumed annual rates
                                                                                          of
                                                                                     stock price
                                     Individual Grants                             appreciation(d)
                         -------------------------------------------            ----------------------
                         Number of
                         securities    Percent of total
                         underlying   options granted to
                          options        employees in     Exercise   Expiration
          Name           granted(#)      fiscal year     Price($/Sh)    Date      5%($)      10%($)
------------------------ ----------   ------------------ ----------- ---------- ---------- -----------
John A. Edwardson.......  400,000(a)         27.2%        $17.6250     2/23/12  $6,243,826 $17,288,512
                          146,788(b)         10.0%         10.2188    12/23/09     943,340   2,390,609

J. Joe Adorjan..........   50,000(c)          3.4%         18.8125     4/16/03     591,554   1,499,114

John D. O'Brien.........   50,000(c)          3.4%         18.8125     1/11/09     591,554   1,499,114
                           20,000             1.4%         10.2188    12/23/09     128,531     325,723

Timothy M. Wood.........   50,000(c)          3.4%         18.8125      1/3/01     591,554   1,499,114

Robert E.T. Lackey......   20,000(c)          1.4%         18.8125     1/11/09     236,622     599,646
                           10,000             0.7%         10.2188    12/23/09      64,265     162,861

James F. McNulty........   15,000(c)          1.0%         18.8125     1/11/09     177,466     449,734
                           10,000(b)          0.7%         10.2188    12/23/09      64,265     162,861

Nancy E. Kittle.........   10,000(c)          0.7%         18.8125     1/11/09     118,311     299,823
                            7,500(b)          0.5%         10.2188    12/23/09      48,199     122,146

--------
(a) Options granted at the fair market value of the Common Stock on the date of grant. Options become exercisable in equal annual installments on each of the first, second and third anniversaries of the date of grant. In the event of a change in control, all options become fully exercisable.
(b) Options granted in lieu of 1999 bonuses. These options were granted under the 1999 Stock Incentive Plan at the fair market value of the Common Stock on the date of grant. Options became fully exercisable on February 15, 2000.
(c) Options granted under the Company's 1993 Stock Incentive Plan at the fair market value of the Common Stock on the date of grant. Options become fully exercisable seven years from the date of grant, with the possibility of earlier exercisability if the Company achieves pre-determined performance goals.
(d) The dollar amounts indicated in these columns result from calculations assuming 5% and 10% growth rates as required by the rules of the Securities Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The actual future value of the options will depend on the market value of the Common Stock.

   The following table sets forth information concerning exercised and unexercised options held by the named executive officers at the end of 1999. The number of unexercisable options represents shares that become exercisable upon the satisfaction of certain periods of employment. The value of unexercised options represents the difference between the exercise price and the share price of Common Stock at December 31, 1999. An option is in-the-money if the share price of Common Stock exceeds the exercise price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                Number of unexercised    Value of Unexercised in the
                                               Options at year end (#)  Money options at year end ($)
                          Shares     Value    ------------------------- ---------------------------------
          Name           Acquired Realized($) Exercisable Unexercisable  Exercisable       Unexercisable
------------------------ -------- ----------- ----------- ------------- ---------------   ---------------
John A. Edwardson.......      0     $    0            0      546,788     $             0     $       64,220
J. Joe Adorjan..........      0          0      461,000      185,000             648,720                  0
John D. O'Brien.........      0          0       67,500      107,500                   0              8,750
Timothy M. Wood.........      0          0       67,500       87,500                   0                  0
Robert E.T. Lackey......      0          0        6,000       36,000                   0              4,375
James F. McNulty III....  1,000      1,174       25,750       32,500                   0              4,375
Nancy E. Kittle.........      0          0        4,000       21,500                 375              3,656

 Performance Share Awards

   The following table sets forth information concerning awards made during 1999 pursuant to the Company's Performance Share Plan. Awards are stated in shares of Common Stock. The performance period for such awards over which achievement of specified performance goals is measured is the year ending December 31, 2000. The performance criteria established for such awards is the Company's earnings per share. The Compensation Committee has reserved the right to define earnings for purposes of determining satisfaction of the performance goal. In that regard, the Compensation Committee presently intends to consider primarily income from operations and assess earnings from extraordinary gains based on appropriateness of such earnings to the Performance Share Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                         Performance or other period
          Name           until maturation or payment Threshold (#) Target (#) Maximum (#)
------------------------ --------------------------- ------------- ---------- -----------
John A. Edwardson.......   Shares Vesting in 2001       50,000      100,000     180,000


 Certain Agreements

   The Employment Agreement, dated March 28, 1995 and amended September 5, 1997, for Mr. Adorjan was nullified by a transition plan approved by the Board of Directors in April 1999. The transition plan was instituted to effectuate an orderly transition of the chief executive officer and chairman positions from Mr. Adorjan to Mr. Edwardson, and Mr. Adorjan's orderly retirement from the Board and the Company. Under the transition plan, Mr. Adorjan resigned as Chief Executive Officer on March 1, 1999 and as Chairman on June 1, 1999. He retired from the Board on October 26, 1999. Mr. Adorjan retired from the Company on April 16, 2000.

   Under the transition plan, Mr. Adorjan's base salary, effective as of July 15, 1999, was reduced to $37,000 per month and his 1999 bonus opportunity was reduced by 25%. The Company transferred to an irrevocable trust the split dollar life insurance policy maintained by it under the Employment Agreement and forgave the repayment of approximately $160,000 in premiums. Effective December 15, 1999, Mr. Adorjan was placed on unpaid leave of absence as a non-executive employee until April 16, 2000.

   As part of his retirement portion of the transition plan, exercisability of his vested options was extended until 2003; title to his company car was transferred to him on January 1, 2000; tax planning benefits were extended through the 2000 tax season; and eligibility was granted to him for a pro rata distribution of any performance shares earned by the Company as of December 31, 2000.

   In return for certain post-employment office support, not to exceed $30,000 per year for two (2) years, Mr. Adorjan agreed to provide certain consulting services to the Company in the areas of acquisitions and strategic planning.

   The Company has an employment agreement with Mr. Edwardson under which he serves as the chief executive officer and president of the Company through March 1, 2002. The agreement contains certain automatic renewal provisions and further provides Mr. Edwardson with an annual base salary of $750,000; an annual cash performance based bonus opportunity ranging from $300,000 to $800,000 (with a 1999 annual bonus award of not less than $500,000 subject to certain deferral provisions to comply with Section 162(m) of the Internal Revenue Code); a minimum annual contribution to a tax deferred annuity of $165,000; an award of 100,000 restricted shares of Common Stock having an aggregate value, as of February 23, 1999, of $1,762,500 which will vest in equal installments on each of the first five anniversaries of the date of grant; an award of 13-year options to purchase 400,000 shares of Common Stock which become exercisable in equal installments on each of the first three anniversaries of date of the agreement, subject to certain deferral provisions to comply with Section 162(m) of the Internal Revenue Code; and an award of 100,000 Performance Shares on the first day of employment and another 100,000 Performance Shares by not later than March 31, 2000 under the Company's 1999 Stock Incentive Plan (the "Plan"). Subsequent stock option grants are as determined by the Board of Directors. Mr. Edwardson is also eligible to participate in all incentive, savings, retirement, benefit plans and programs extended to other key executives of the Company.

   In December 1999, Mr. Edwardson and the Company agreed that, in lieu of his 1999 minimum annual bonus award of $500,000 described above, Mr. Edwardson be granted stock options under the Burns International Services Corporation 1999 Stock Incentive Plan to purchase from the Company 146,788 shares of common stock at a price of $10.2188 and with a vesting date of February 15, 2000.

   Under such employment agreement, if Mr. Edwardson's employment is terminated by the Company for reasons other than for death, "disability" or "cause" (as such terms are defined in the employment agreement) or by Mr. Edwardson for "good reason" (which includes, among other things, termination of employment within a 30 day period following the three month period after a "change in control"), Mr. Edwardson would receive severance and noncompete pay, as follows: (i) an amount equal to the unpaid annual base salary and supplemental benefit compensation through the date of termination, plus a prorated bonus award at the targeted level through the date of termination, plus an amount equal to any accrued but unpaid bonus related to any prior year; and, (ii) an amount equal to the sum of the annual base salary, bonus and supplemental benefit compensation for the period from the date of termination to the end of the then contract employment period, less $1,000,000. The agreement also provides for the vesting of unvested stock options, performance shares and restricted share awards. The agreement also provides for certain gross up payments in the event that Mr. Edwardson is subject to an excise tax on his termination or related payments. The Company must continue to provide certain fringe benefits to Mr. Edwardson through the first anniversary of the date of termination (reduced by any comparable benefit received from another employer during this period). Upon such termination of employment, Mr. Edwardson has agreed, among other things, not to compete with the Company for two years after such termination.

   The Company has employment agreements with Messrs. O'Brien and Wood (the "Agreements"). Under the Agreements, among other things, if the executive's employment is terminated by the Company other than for death, "disability," "retirement" or "cause" (as such terms are defined in the Agreements) or by the executive for "good reason" (which includes, among other things, termination of employment within a 30 day period following the first anniversary of a "change in control"), the executive would receive severance and noncompete pay equal to twice his annual base salary, annual bonus (at the expected level) and supplemental benefit compensation payable during the 12 month period following the date of termination at the rate in effect at the date of termination. Such executive would also be paid any portion of his annual base salary not paid as of date of termination, a prorated annual bonus for year of termination (at the expected level), all accrued and unpaid bonus and vacation pay, all unpaid deferred compensation and all unpaid accrued benefits under the Excess Plan. In addition, after a "change in control" such executive would receive a pro rata payment of his annual bonus for the year in which the change in control occurs based on the Company's performance for the period ending on such change in control as determined by the Compensation Committee of the Board of Directors. The Agreements also provide for certain gross up payments in the event that the executive is subject to an excise tax on his termination or related payments. The Company must continue to provide certain fringe benefits to such executive through the second anniversary of the date of termination (reduced by any comparable benefit received from another employer during this period). Upon such termination of employment, each executive has agreed, among other things, not to compete with the Company for three years after termination of employment.

   Mr. Wood resigned as Vice President, Chief Financial Officer, on October 28, 1999 and severed his employment with the Company on January 3, 2000. Mr. Wood was compensated in January 2000 with severance benefits substantially in conformity with his employment agreement set forth above.

   The Company entered into agreements with Messrs. Lackey, McNulty and Froisland and Ms. Kittle which provide, in the event of termination of employment upon a change in control or within twenty-four months thereafter, they will be entitled to their respective annual salary, a prorated bonus award at targeted level and other supplemental benefits paid through the date of termination, plus a lump sum payment equal to two (2) times the sum of the respective employee's annual base salary, annual bonus award at targeted level and supplemental benefits contributions. The Company will also provide medical, life and other insurance benefits to the employee and his/her family and outplacement services for up to twenty-four months after termination. The agreements also provide for the vesting of unvested stock options, performance shares and restricted share awards. The agreements also provide for certain gross up payments in the event that the executive is subject to an excise tax on his or her termination or related payments. On August 2, 2000, the Board amended the agreements such that Parent must decide by December 29, 2000 whether or not it will terminate the executive's employment with the Company.

   In connection with and subject to the consummation of the transactions contemplated by the Merger Agreement, the Company's Board of Directors has approved the payment of additional retention and performance bonuses to the following executive officers in the amounts indicated: Mr. Lackey ($500,000); Mr. McNulty ($550,000); Mr. Froisland ($325,000); and Ms. Kittle ($325,000).

 Compensation Committee Report on Executive Compensation

   The Compensation Committee of the Board of Directors is composed of directors who are not employees of the Company. The Committee is responsible for setting and administering the policies that govern base salary and annual and long-term incentive programs for the executive officers of the Company.

 Overall Policy

   The Company's executive compensation program is designed to link executive compensation to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Company's success in meeting specified performance goals.

   The following compensation guidelines are intended to facilitate the achievement of the Company's business strategies:

  . Emphasize variable, at-risk compensation that is based on meeting specified performance goals in annual plans as well as stock option and performance share plans.

  . Target compensation levels at rates that reflect market practices to enhance the Company's ability to attract, retain, and encourage the development of high-quality executives.

  . Encourage, over the long term, personal equity ownership to align executives' interests with those of the stockholders.

   The Company's executive compensation program consists of base pay, annual incentives and equity based long-term incentives. The Committee reviews the program annually and targets total compensation in a range similar to total compensation for executives in general industry, as shown in published executive compensation surveys, with consideration to known compensation practices in relevant service industry companies. To assist in determining competitive pay practices, the Committee also utilizes information provided by qualified independent consultants.

   The Committee determines the compensation of the Company's Chief Executive Officer and the other named executive officers, whose compensation is detailed in this Proxy Statement. The Committee reviews the policies established for the next level of management, including other corporate and subsidiary executives, and evaluates and administers all equity-based compensation plans. In reviewing the individual performance of the executives (other than Mr. Edwardson), the Committee takes into account the views of Mr. Edwardson.

 Base Salary

   The Committee targets base salaries to be at or above median levels provided to executives with similar responsibilities in industry in general. In 1999, the salary of Mr. Edwardson was established by his employment agreement, amended and restated March 26, 1999. Messrs. Lackey and McNulty and Ms. Kittle received salary increases in 1999 that are consistent with the above stated policies. There were no other changes to the base salaries of named executive officers in 1999.

 Annual Incentive

   The Company's executive officers are eligible for an annual cash incentive. Executives are assigned threshold, target and maximum award opportunities that are based on the Company's compensation strategy.

   For the named executive officers, the Committee sets performance goals based on specified business criteria. For 1999, none of the 1998 named executives earned a cash incentive payment.

   Although annual incentives for other corporate and subsidiary executives depend primarily on the achievement of established performance objectives, the Committee may adjust awards based on other financial or non-financial actions or circumstances that the Committee believes will benefit long-term stockholder value.

 Stock Incentive Plans

   The Company uses stock incentives in the form of stock options, performance shares and restricted stock to align executives' interests with those of the stockholders and to motivate executives to continue the long-term focus required for the Company's future success. The stock incentives have vesting provisions that support the Company's objective of retaining high-quality executives. In granting stock incentives, the committee considers the potential impact of each position, individual contribution, the size and timing of previous awards and competitive practices described in independently published executive compensation surveys and proxy statements of peer companies.

   There were no distributions of performance shares based on 1999 company performance. Only Mr. Edwardson received a performance share award in 1999. It is described under the heading "Compensation of the Chief Executive Officer".

   During 1999, the Company granted stock options to Mr. Edwardson and the other named executive officers of the Company. Additionally, Ms. Kittle, Mr. McNulty and certain key managers who earned annual incentives in 1999 elected to receive stock options instead of cash bonuses.

   In recognizing the decentralized, people intensive nature of this business, the committee also granted performance related stock options to named executive officers and key managers at all levels of the organization in 1999. Under the terms of the performance stock option grants, participants must attain pre-determined value growth targets for their respective areas of responsibility in order to vest their awards within a 3-year time frame.

 Compensation of the Chief Executive Officer

   Mr. Edwardson's compensation is established by the terms of his employment agreement. The terms of the agreement are described in the section entitled "Employment Agreements".

   Mr. Edwardson's salary is at the appropriate level to attract him to the position of Chief Executive Officer of Burns International Services Corporation, and the committee believes that Mr. Edwardson's contributions to the Company's earnings and strategic repositioning merit this salary.

   The terms of Mr. Edwardson's employment agreement include a minimum annual incentive of $500,000 for 1999. Mr. Edwardson elected to forego the receipt of the cash incentive and was granted 146,788 stock options instead.

   In accordance with the terms of Mr. Edwardson's employment agreement, the committee granted him long-term incentives in the form of stock options, performance shares and restricted stock in 1999. The performance shares may result in actual distribution of shares to Mr. Edwardson according to achievement of threshold, target and maximum performance goals in 2000. If the threshold performance is not achieved, no shares will be distributed under the performance share award. The restricted stock will vest in equal increments over five years, beginning in 2000.

   In order to facilitate Mr. Edwardson's succession to the position of Chief Executive Officer, the committee and Mr. Adorjan agreed to a transition plan that nullified the terms of Mr. Adorjan's employment agreement. The plan provided for, among other things, a reduction of Mr. Adorjan's base salary to $37,000 per month from July 15 through December 15, 1999, and transfer to the status of unpaid leave of absence from December 16, 1999 through April 16, 2000, at which time he will retire and be eligible for post-retirement life and medical benefits. The committee also extended the post-retirement stock option exercise period on stock options granted to Mr. Adorjan under the 1987 Management Stock Option Plan for 3 years, which is consistent with the provisions of incentive plans approved by the shareholders in 1997 and 1999.

 Deductibility of compensation in excess of $1 million per year

   Internal Revenue Code section 162(m), in general, precludes a public corporation from claiming a tax deduction for compensation in excess of $1 million in any taxable year for its executive officers named in the cash compensation table in such corporation's proxy statement. Certain performance-based compensation is exempt from this tax deduction limitation. The committee's policy is to structure executive compensation in order to maximize the amount of the Company's tax deduction. However, the committee reserves the right to deviate from that policy in order to serve the best interests of the Company. Such a deviation may occur under the terms of Mr. Edwardson's employment agreement. The Committee believes that the provisions of the employment agreement were necessary in order to recruit and retain Mr. Edwardson for the Company.

   The Company's incentive plans are structured to provide that any compensation paid to other named executive officers that may exceed the section 162(m) limit will qualify for the performance-based exemption.

                                                               Robert A. McCabe
                                                      Albert J. Fitzgibbons III
                                                                   Dale W. Lang
                                                              Andrew McNally IV
                                                               Alexis P. Michas

 Performance Graph

   The graph below compares the percentage change in cumulative total stockholder return on the Company's Common Stock with (i) the cumulative total return of the Standard & Poor's MidCap 400 and (ii) the Dow Jones Industrial & Commercial Services Index. The total return for each component assumes that $100 was invested on December 31, 1994 and that dividends were reinvested as they were paid. The total return for the Company assumes that $100 was invested on December 31, 1994. The S&P MidCap 400 tracks the aggregate price performance of equity securities of 400 companies selected in the market capitalization range of $183 million to $12.7 billion. The DJ Index tracks the price performance of equity securities of companies that provide services to other commercial enterprises.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG BURNS INTERNATIONAL SERVICES CORPORATION,
                          THE S&P MIDCAP 400 INDEX
                  AND THE DOW JONES INDUSTRIAL SERVICES INDEX

                                 [LINE CHART]

                     Burns
                 International         S&P        Dow Jones
                   Services           Midcap     Industrial
                  Corporation          400        Services
                 --------------      --------    ----------
12/94               100.00            100.00       100.00
12/95               128.21            130.94       127.99
12/96               110.26            156.08       139.60
12/97               180.77            206.43       160.39
12/98               192.31            236.21       190.10
12/99               110.90            270.99       222.53

Appendix A
                                           Approved at the 4/24/00 Board Meeting

                    BURNS INTERNATIONAL SERVICES CORPORATION

                           FINANCE AND AUDIT CHARTER

 Purpose

   The purpose of the Finance and Audit Committee is to provide assistance to the Board of Directors in fulfilling their monitoring obligations with respect to the Corporation's financial policies, accounting and reporting practices, the quality and integrity of its financial statements, the independence and performance of the Corporation's internal and external auditors, and the Corporation's compliance with legal and regulatory requirements. The Finance and Audit Committee shall provide an open avenue of communication between the Corporation's internal audit department, the independent auditor and the Board of Directors.

 General

   The Finance and Audit Committee is a standing committee of the Board of Directors and shall be comprised of at least three Directors of the Corporation. The members of the Finance and Audit Committee shall meet the independence requirements of the New York Stock Exchange. Each member of the Finance and Audit Committee shall be financially literate as such qualification is interpreted by the Board of Directors in its business judgment. In addition, at least one member shall have accounting or related finance management expertise, as such qualification is interpreted by the Board of Directors in its business judgment. The Finance and Audit Committee shall make regular reports to the Board of Directors.

   The Finance and Audit Committee policies and procedures should remain flexible in order to react to changing conditions and environment and to assure that the Corporation's accounting and reporting practices are in accordance with all requirements. At meetings of the Finance and Audit Committee, sufficient opportunity shall be made available for the independent auditor to meet with the members of the Finance and Audit Committee without members of management present. These meetings may include the independent auditor's evaluation of the Corporation's financial, accounting and internal auditing personnel and any assessments of the Corporation which the independent auditor determined during its review.

   The Finance and Audit Committee shall maintain minutes of its meetings. The Finance and Audit Committee shall investigate any matter brought to its attention within the scope of its duties and may retain outside counsel and other third party experts for this purpose if, in its judgment, such retention is appropriate.

   The Finance and Audit Committee shall review the adequacy and appropriateness of its Charter at least annually. If the Finance and Audit Committee believes that its Charter should be amended, it shall submit such recommendation to the Board of Directors for approval.

   In its finance capacity, the Finance and Audit Committee shall:

  .  advise the Board of Directors on corporate financial policy;

  . advise the Board of Directors on debt limits and related corporate financial matters;

  .  recommend dividend policy to the Board of Directors;

  .  review capital plans;

  . recommend to the Board of Directors the investment policy for those investment portfolios specified in resolutions adopted, from time to time, by the Board of Directors and monitoring the investment performance thereof; and

  .  review fund performance for the Corporation's employee benefit plans.

   In its audit capacity, the Finance and Audit Committee shall:

  Document/Reports Review

  . review with management and the independent auditor the annual audited financial statements, including major issues regarding accounting principles and practices as well as the adequacy of internal controls that could materially impact the Corporation's financial statements;

  . review with management and the independent auditor the Corporation's quarterly financial statements prior to their release which review may be done by the Committee or its chairperson;

  . review, prior to issuance, any financial statements (and any related filings and press releases) to be issued to the shareholders or the public which review may be done by the Committee or its chairperson;

  . review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements; and

  . review the material reports to management prepared by the internal auditing department and management's responses.

  Independent Auditor

  . recommend to the Board of Directors the appointment of the independent auditor, which firm is ultimately accountable to the Finance and Audit Committee and the Board of Directors, which have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor;

  . evaluate the performance of the independent auditor and, if so determined by the Finance and Audit Committee, recommend that the Board of Directors replace the independent auditor;

  .  approve the fees to be paid to the independent auditor;

  . obtain confirmation and assurance as to the independent auditor's independence, including ensuring that it submits on a periodic basis (not less than annually) to the Finance and Audit Committee a formal written statement delineating all relationships between the independent auditor and the Corporation. The Finance and Audit Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for recommending that the Board of Directors take appropriate action in response to the independent auditor's report to satisfy itself of its independence.

  . review with the independent auditor and management of the Corporation the proposed scope of the audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit including any comments or recommendations of the independent auditor;

  . review with the independent auditor and with the Corporation's financial and accounting managers the adequacy and effectiveness of the Corporation's internal auditing, accounting and financial policies, procedures and controls;

  . elicit any recommendations of the independent auditor for the improvement of existing internal control procedures or the establishment of modified, new or additional controls or procedures with emphasis given to the adequacy of the internal controls to expose any payments, transactions or procedures which might be deemed illegal or otherwise improper;

  . discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented, relating to the conduct of the audit;

  . review with the independent auditor any problems or difficulties the independent auditor may have encountered in its audit and any management letter provided by the independent auditor (the Corporation's response to said letter) which review should include:

    a. any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information; and

    b.  any changes from the planned scope of the audit.

  . and, meet at least annually with the independent auditor in an executive session.

  Financial Reporting and Internal Audit Process

  . review material changes to the Corporation's internal auditing and accounting principles and practices as suggested by the independent auditor, the internal audit department or management;

  . review any changes in accounting principles before they are implemented by the Corporation;

  . review with the independent auditor and the senior internal audit executive the proposed scope of the internal audits for the current year and the audit procedures to be utilized, and at the conclusion of the year, review such audit, including any comments or recommendations of the senior internal audit executive;

  . review the internal audit department responsibilities, budget and staffing;

  . review the appointment and replacement of the senior internal auditing executive;

  . review the internal audit function of the Corporation (including the proposed programs for the coming year), the coordination of its programs with the external auditors and the results of the internal programs;

  . meet with management periodically to review the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures; and,

  . meet at least annually with the senior internal audit executive in an executive session.

  Corporate and Legal Compliance

  . review and approve the report prepared by management and required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

  . obtain such reports from management, the senior internal auditing executive or the independent auditor that the Committee deems appropriate that the Corporation's subsidiary entities and foreign affiliated entities are in conformity with applicable legal requirements and the Corporation's corporate policies;

  . review with the Corporation's General Counsel legal matters that may have a material impact on the financial statements, the Corporation's compliance policies and any material reports or inquiries received from regulators or governmental agencies; and,

  . receive and review reports from the Corporation's General Counsel regarding the results of the Annual Questionnaires on compliance with law and advise the Board of Directors with respect to the Corporation's compliance with applicable laws and regulations and with the Corporation's corporate policies.

   While the Finance and Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Finance and Audit Committee to plan or conduct audits or to determine that the

Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Finance and Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Corporation's corporate policies.

April 2000